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                                                                 EXHIBIT (10)d








                                  PACIFICORP



                             1995 PERFORMANCESHARE

                                INCENTIVE PLAN


















                                                                 FEBRUARY 1995
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                                  PACIFICORP
                             1995 PERFORMANCESHARE
                                INCENTIVE PLAN


PURPOSE

The purpose of the PerformanceShare Incentive Plan is to provide a means for sharing company financial success and rewarding employees for their contributions to the operational effectiveness of their business units and the company overall.


INCENTIVE OPPORTUNITY

The maximum award opportunity for participating employees is 4% of their eligible earnings as defined below:

               Bargaining Unit:    Eligible Earnings (includes Overtime)
               Salaried:           Greater of Eligible Earnings or
                                   Annualized Year-end Salary

This maximum award is the result of multiplying a guideline award of 2.67% of eligible earnings by company and organization unit factors which indicate exceptional achievement.


ELIGIBILITY

Eligible employees are all regular employees, full- and part-time, who have been continuously employed for at least six months prior to December 31, 1995. A participant must be actively employed at payout to receive an award. Participants who have at least six months of service, but less than twelve, will be eligible for pro rata awards. An employee who retires during the year will be eligible for a pro rata payout based on eligible earnings at the time of retirement.


TERM

The plan year is defined as January 1 through December 31, 1995.


PERFORMANCE TARGETS

Two primary performance targets influence incentive opportunity. These are company performance and organizational unit performance, as follows:
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     COMPANY PERFORMANCE FACTOR (CPF)

     The Company Performance Factor is determined considering several components including Earnings Available for Common (EAC), Safety, Company Renewal, Total Shareholder Return, and Prices. A financial threshold of $330M in earnings has been established as well as a maximum EAC of $365M. Performance between the threshold and maximum will be calculated utilizing the formula displayed in Exhibit 1. No awards will be paid if the EAC threshold is not achieved. This EAC performance factor is subject to being modified by the following:


          SAFETY -
          PacifiCorp's commitment to a safe work place for our employees and the people in the communities in which we serve must be absolute. Therefore, the Company's demonstration of this commitment to safety will be assessed by the CEO and Personnel Committee at year-end. Based upon this assessment the Committee will assign a factor in the range of minus twenty percentage points to zero percentage points.


          COMPANY RENEWAL -
          PacifiCorp is committed to continuous renewal of the business through reaching new customers and markets beyond our current geographic constraints, developing new competencies, and introducing new products and services. PacifiCorp's ability to demonstrate to the Personnel Committee our success in these areas of Company renewal will determine this factor. At year-end the Personnel Committee will receive a report on the Company's renewal accomplishments. The Personnel Committee will be asked to subjectively determine PacifiCorp's success and assign a renewal factor in the range of minus ten to plus ten percentage points.


          TOTAL SHAREHOLDER RETURN -
          PacifiCorp's Total Shareholder Return (TSR) (stock price movement plus dividends) is compared with the performance of a peer group (top 50 electric utilities as listed by Salomon Brothers.) If PacifiCorp's total shareholder return for the year equals the average performance of the peer group, then the factor will be zero percentage points. The relative percentage of performance above or below the peer group will be added to or subtracted from zero; not to be greater than plus ten points or less than minus ten points.
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          PRICES -
          The Company's residential, commercial, and industrial tariff prices will be compared with competing investor-owned and publicly-owned utilities' tariff prices in the seven states in which PacifiCorp serves. As of the fourth quarter of 1994 our prices were 94% of the weighted average price in our seven state service territory. If our prices continue to equal 94% of the average price in our service territory then this factor will be five percentage points. If our prices exceed 94% of the average price in our service territory, then for each full percentage point by which we exceed that level, one point will be reduced from five to no less than a factor of minus ten points. If our prices are less than 94% of the average price in our service territory, then each full percentage point by which we are lower is added to five for a maximum price factor of plus ten percentage points.

The modifier is calculated as follows:

     Safety Factor + Company Renewal Factor +
     Total Shareholder Return Factor + Prices Factor

This final modifier is added to or subtracted from the EAC performance factor to produce the Company Performance Factor (CPF). Maximum CPF is 180%.


OPERATIONS PERFORMANCE FACTOR (OPF)

The Operations Performance Factor (OPF) is determined based upon performance against pre-established goals set by each organizational unit and approved by the CEO.

Individuals responsible for overseeing multiple organizations will have their OPF calculated based upon the weighted average of subordinate OPFs. Maximum OPF is 120%.
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AWARD FORMULA

The formula for all employees is the same:

Guideline Award  x  [(.50 x CPF) + (.50 x OPF)]    =   Individual Award


AWARD EXAMPLE:

   Assumptions:

      Employee eligible earnings                   =   $40,000

      Employee incentive guideline                 =   2.67%

      Company Performance Factor (CPF)
         EAC Performance                           =   1.00
         + Modifier (Safety, Renewal, TSR, Prices) =    .20
                                                       ______

                                     Final CPF     =   1.20

      Organization Performance Factor (OPF)        =   1.10


   Award Calculation:

      $40,000   x   .0267 x  [(.50 x 1.20) + (.50 x 1.10)]  =  Award
      Guideline Award

      $1,068    x                    1.15                   =   $1,228


PAYOUT

Awards will be paid in cash. Awards will be paid as soon as is practicable after 1995 financial statements close. Payout will be based on the organizational unit to which an employee is assigned at year-end.
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AUDIT AND APPROVAL OF AWARD RECOMMENDATIONS

The financial calculations necessary to determine the company earnings and corresponding EAC Performance Factor, as well as other steps in determining the award for each individual, will be reviewed by the corporate auditing staff before incentive payments are made. The Personnel Committee of the Board of Directors will approve awards prior to payout.

If minor errors are identified after audit or approval have occurred which result in nonmaterial adjustments to individual awards, the Vice President of Human Resources will have the authority to approve adjusted awards according to the procedures defined in the administrative guidelines.


ADMINISTRATIVE GUIDELINES

Administrative issues not specifically included in the plan document will be included in the administrative guidelines to the plan. The CEO will approve these guidelines and has authority to amend them.